UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023 (November 14, 2023)

Better Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39864	85-3472546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

548 Market Street #49404
San Francisco, California		94104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 887-2311

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Resignation

On November 14, 2023, Mark Heinen notified Better Therapeutics, Inc. (the “Company”) of his resignation as the chief financial officer of the Company, effective November 27, 2023. Frank Karbe, the Company's chief executive officer ("CEO"), will assume the duties of principal financial officer and Leslie Miller, the Company's controller, will assume the duties of principal accounting officer. Mr. Heinen’s resignation supports a series of expense reduction measures, including voluntary salary reductions by the CEO and other executives, to extend the cash runway sufficiently to demonstrate commercial traction for AspyreRx, and did not result from any disagreement with the Company or any person affiliated with the Company.

In connection with her appointment, Ms. Miller will receive an increase in her current base salary and annual incentive compensation. Ms. Miller, age 42, has served as the Company's controller since October 2021. Previously, Ms. Miller served as the controller of Dollamur Sport Surfaces from October 2020 to October 2021. Prior to that, Ms. Miller served as the controller of TearLab Corporation from September 2017 to October 2020 and director of accounting from November 2015 to September 2017. Ms. Miller holds a B.B.A. in accounting and B.A. in economics from the University of Oklahoma.

There are no family relationships between Ms. Miller and any of they Company's current or former directors or executive officers. Ms. Miller is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 20, 2023	By:	/s/ Mark Heinen
Mark Heinen Chief Financial Officer